UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

_________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2009

MOBICOM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-28739	91-1903590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3328 Granada Avenue, San Diego, California	92104
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (619) 977-1515

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.	Changes in Control of Registrant

As previously reported in the quarterly report on Form 10-Q for the quarter ended September 30, 2008 filed by Mobicom Corporation ("we," "us," "our," or the "Company"), on November 7, 2008, the Company's sole operating subsidiary, Mobicom Korea, entered into a memorandum of understanding with FAS Alliances Inc., a company registered and incorporated in the Republic of Korea, pursuant to which Mobicom Korea sold 1,862,000 shares of its common stock to FAS Alliances for approximately $771,255. As a result of this transaction, our ownership interest in Mobicom Korea was reduced from 100.0% to 50.0%.

Under the terms of the memorandum of understanding, FAS Alliances also agreed to purchase during 2009 and 2010, subject to Mobicom Korea achieving certain financial milestone, up to an additional 2,500,000 shares of Mobicom Korea common stock for an aggregate purchase price of approximately $16.5 million.

On January 30, 2009, pursuant to the terms of the memorandum of understanding, FAS Alliances purchased an additional 1,000,000 shares of Mobicom Korea common stock for approximately $4,142,078.  As a result of this transaction, our ownership interest in Mobicom Korea was reduced from 50.0% to 44.1%.  Accordingly our interest in Mobicom Korea is now a minority interest.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 2, 2009, Michael Levinsohn, a member of our board of directors and our chief executive officer, tendered his resignation from all positions with us, including from our board of directors and as our chief executive officer, effective February 2, 2009.  Mr. Levinsohn's resignation is not because of any disagreement with us on any matter relating to our operations, policies or practices.

On February 2, 2009, we granted an option to purchase 2,000,000 of shares of our common stock to Michael Levinsohn.  The option is immediately exercisable, has an exercise price of $0.08 per share (the fair market value of the common stock on the date of grant) and expires two years from the date of grant.  The option is in exchange for past service to us in his roles as director and chief executive officer and is in lieu of any prior discussions, negotiations or agreements concerning the issuance of equity compensation to Mr. Levinsohn.

Effective February 2, 2009, we appointed Zirk Engelbrecht as our chief executive officer and to fill the vacancy on our board of directors created by Mr. Levinsohn's resignation.

From February 2006 until January 8, 2008, Mr. Engelbrecht served as chairman of our board of directors.  From December 7, 2006 until December 31, 2007, he also served our chief executive officer.  Mr. Engelbrecht also served as chairman and chief executive officer of Safari Associates, Inc. (OTC Bulleting Board: SFAR) until its acquisition by Power-Save Company in September 2006.   Mr. Engelbrecht has previously been the chairman and chief executive officer of the Aston Organization Ltd, a private equity firm, served as a member of Opus International LLC, a private equity and venture capital firm, and served as chairman of Nutra Pharma Corp. (OTC BB: NPHC), from February 2001 to November 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBICOM CORPORATION

Dated: February 5, 2009	By:	/s/ Zirk Engelbrecht
Chief Executive Officer